Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of KemPharm, Inc. of our report dated February 28, 2020, relating to the financial statements of KemPharm, Inc., appearing in the Annual Report on Form 10-K of KemPharm, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Orlando, Florida

February 28, 2020